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                                                                 Exhibit 12.01




         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                   For the Three Months Ended March 31, 1996
                             (Amounts in Thousands)



EARNINGS:


Earnings before income taxes                                        $6,590
(Earnings) losses of less than 50% owned associated companies, net     (85)
Interest expense                                                     3,174
Portion of rents representative of an interest factor                  281
                                                                    ------

       Adjusted Earnings and Fixed Charges                          $9,960
                                                                    ======

FIXED CHARGES:

Interest Expense                                                    $3,174
Capitalized interest                                                    40
Portion of rents representative of an interest factor                  281
                                                                    ------

       Total Fixed Charges                                          $3,495
                                                                    ======

Ratio of Earnings to Fixed Charges                                    2.85
                                                                    ======




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